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                                                                   EXHIBIT 10.32

                   Software License and Distribution Agreement


         THIS AGREEMENT, made and entered into as of the 1st day of December 1995 by and between Object Design, Inc. ("ODI") a Delaware corporation with its principal offices at 25 Mall Road, Burlington, MA 01803 and ViVi Software, S.r.l., an Italian limited liability company ("Licensor"), with its principal offices at Corso Dogali 10-15, 16136 Genoa, Italy:

                                   WITNESSETH:

         WHEREAS, Licensor is the author of, or has acquired the rights to, certain computer programs, documentation, and other related written materials, and ODI desires to acquire a right and license to use and market such programs and materials under the terms and conditions set forth herein; and

         WHEREAS, Licensor is willing to grant such rights and licenses on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:


1.       DEFINITIONS

         1.1 "ACTIVELY OFFERING THE LICENSED WORK" shall mean including the Licensed Work as a separate item on ODI's published price or product list, unless ODI notifies Licensor or ODI's customers that ODI is ceasing to offer the Licensed Work.

         1.2 "CODE" shall mean the Visual Object Manager (VOM) browser product computer programming code identified in Appendix A attached hereto and all Releases thereof and all other Derivative Works of Licensed Works created or acquired by Licensor and any Enhancements agreed to by the parties pursuant to Appendix D, including object code and source code as well as associated procedural code. The term "source code" shall mean the source code version of the Code, including without limitation all information needed to maintain, support, create Derivative Works from and otherwise fully utilize the source code.
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         1.3 "DERIVATIVE WORK" shall have the meaning given in the Copyright
Act, namely, a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed or adapted and that if prepared without the authorization of the owner of the preexisting work would constitute copyright infringement or other infringement of the proprietary rights of the owner therein.

         1.4 "DOCUMENTATION" shall mean all textual material created or acquired by Licensor that relates to Code, including flow charts, operating instructions, and related technical information, plus all Releases thereto that generally relate to the Code. Documentation shall also include customary Code end-user materials, such as user manuals and related materials.

         1.5 "ENHANCEMENTS" shall mean the Code and Documentation for the Licensed Work enhancements or improvements, if any, that the Licensor undertakes to deliver to ODI pursuant to this Agreement as described in Appendix D attached hereto. Enhancements do not include the enhancements and improvements identified in Appendix A.

         1.6 "ERROR" shall mean any error, problem, or defect caused by or resulting from (a) an incorrect functioning of Code or (b) an incorrect or incomplete statement or diagram in Documentation, if such error, problem, or defect renders the Code inoperable, causes the Code to fail to meet the specifications thereof, causes Documentation to be inaccurate or incomplete in any material respect, causes incorrect results, or causes incorrect functions to occur when any such materials are used for their intended purposes.

         1.7 "LICENSES" shall mean the licenses described in Section 2.1 (a) and
(b) and Section 2.2(d).

         1.8 "LICENSED WORK" shall mean Code and Documentation.

         1.9 "LICENSE REVENUE" shall mean all license fees received by ODI with respect to sublicensing of Licensed Works, net of all refunds, adjustments, discounts and applicable taxes and net of 50% of any premiums over U.S. list price imposed in connection with licensing of Products outside the United States.

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         1.10 "MARKETING TRANSFEREE" shall mean any commercial entity, including a dealer or distributor, to which ODI may transfer, license or otherwise distribute Product units in connection with the marketing and distribution thereof.

         1.11 "PRODUCT" shall mean a product comprised of (a) Licensed Work, (b) an ODI prepared Derivative Work of Licensed Work, (c) Licensed Work in combination with an ODI prepared Derivative Work of the Licensed Work or any other ODI product or (d) a combination of any or all of the foregoing.

         1.12 "RELEASES" shall mean Release 1.5 described in Appendix A and all other new releases and other additions, modifications or revisions to Code or Documentation, including both the source code and object code thereto, that correct Errors, support new releases of the operating systems with which the Code is designed to operate, provide other updates and corrections, add significant new functions or substantially improve the performance of Code, and related Documentation.

         1.13 "SUPPORT SERVICES" shall mean the furnishing by Licensor of new Releases for Licensed Work, as well as all other forms of support specified in Appendix C attached hereto.

         1.14 "TERM" shall mean the Initial Term and, if ODI exercises its option under Section 9.3, shall also include the Optional Term.

               (a) "INITIAL TERM" shall mean the term described in Section 9.1.

               (b) "OPTIONAL TERM" shall mean the perpetual term commencing on the exercise by ODI of its option to acquire the Licensed Work pursuant to
Section 9.3.

2.       LICENSE AND RIGHTS TO LICENSED WORK

         2.1 INITIAL TERM LICENSE. Licensor hereby grants to ODI for the Initial Term

               (a) the exclusive, irrevocable, worldwide rights and license to use, reproduce, demonstrate, display, distribute, and sublicense Licensed Works; and

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               (b) the sole license and irrevocable, worldwide rights to provide
Releases and front-line support of Licensed Works to end-user customers, including the rights to prepare, use, reproduce, demonstrate, display, distribute and sublicense Derivative Works of License Work.

         2.2 OPTION TO ACQUIRE LICENSED WORK. Licensor hereby grants to ODI an option to acquire Licensed Work following the Initial Term on the following terms:

               (a) ODI shall pay to Licensee the amounts described in Section
4.1 (b);

               (b) Licensor shall deliver to ODI the then-current version of the Licensed Work, including without limitation a full and complete copy of the then-current source code;

               (c) Licensor shall provide to ODI's engineering staff such training with respect to the design, structure, functionality and techniques used in the development of such source code and the operation of the Licensed Work as may be necessary for such staff to perform the support services previously provided by Licensor;

               (d) The License granted to ODI pursuant to Section 2.1 (a) and
(b) shall be converted from exclusive to non-exclusive and from a duration of the Initial Term to a perpetual duration, and shall thereafter remain in full force and effect;

               (e) Licensor agrees to grant, transfer and convey, and hereby irrevocably grants, transfers and conveys to ODI worldwide rights, title and interests, including all copyrights, patents, trade secrets and other proprietary rights (excluding trademarks) in and to the then-current version of the Licensed Work, subject to the rights retained by Licensor under the following clause (f), and ODI shall thereafter have the perpetual, unrestricted right, title and interest to use, reproduce, demonstrate, display, distribute, sublicense and sell the then-current version of the Licensed Work and all Derivative Works thereof created or acquired by ODI; and

               (f) Licensor shall retain all rights in its own trademarks and shall retain nonexclusive perpetual, irrevocable, worldwide rights, title and interests in and to the then-current






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version of the Licensed Work, including all copyrights, patents, trade secrets and other proprietary rights, and thereafter shall have the perpetual, unrestricted right, title and interest to use, reproduce, demonstrate, display, distribute, sublicense and sell the then-current version of the Licensed Work and all Derivative Works thereof created or acquired by Licensor.

     2.3 SUBLICENSING. The Licenses include the right of ODI to grant sublicenses to Marketing Transferees, and each such sublicensee shall have the corresponding right to grant sublicenses to other Marketing Transferees. ODI and Marketing Transferees shall distribute Licensed Works to end-user customers pursuant to a sublicense agreement containing prohibitions against unauthorized duplication and use of Licensed Work that are substantially equivalent to, or more prohibitive than, the prohibitions contained in ODI's license agreement for its own software products.

     2.4 INCLUDED COPYRIGHT, PATENT AND TRADEMARK LICENSE. The Licenses include the grant of the Licensor's rights (a) under all trade secrets, copyrights and patents owned or licensed by Licensor at any time during the Term of this Agreement (i) to the extent necessary to exercise any right and license granted under this Agreement and (ii) to combine the Licensed Works or Products with equipment or other software; and (b) to use Licensor's marks in connection with the distribution of Licensed Works during the Initial Term and in compliance with Section 5.3. Licensor agrees that it and its licensors and employees shall not assert against ODI or any of its licensees or successors any droit moral or other personal rights in the Licensed Works.

     2.5 DERIVATIVE WORKS. Licensor acknowledges that ODI shall own all copyrights, patents, trade secrets and other proprietary and personal rights in Derivative Works prepared by ODI.

     2.6 EXCLUSIVE RIGHTS. Licensor hereby agrees that during the period commencing upon execution of this Agreement and thereafter for so long as ODI is Actively Offering the Licensed Work, the rights granted to ODI under Section 2.1(a) shall be exclusive during the Initial Term and that during the Initial Term Licensor shall not itself exercise such rights nor shall it license the rights described in 2.1(a) or (b) to third parties other than ODI. During such period, in the event that (a) ODI commences distribution of a new product that provides the

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browsing and editing functionality of Licensed Work or (b) ODI is not Actively
Offering the Licensed Work, and Licensor notifies ODI thereof and ODI fails to commence Actively Offering the Licensed Work during the thirty day period following such notice, then upon notice of either such event the License described in Section 2.1(a) and (b) shall be converted from exclusive to non-exclusive for the remainder of the Initial Term. During the Initial Term, if the License is so converted to non-exclusive, neither Licensor nor its licensees shall distribute or sublicense the Licensed Work to any competitor of ODI. ODI hereby acknowledges that any license of the Licensed Work granted to an end user by Licensor during the Initial Term but prior to the execution of this Agreement shall not constitute a breach of the exclusivity requirements described in this
Section 2.6.

3.       DISTRIBUTION AND MARKETING ARRANGEMENTS

         3.1 CODE AND DOCUMENTATION DELIVERY. Licensor shall deliver to ODI the Code and Documentation identified in Appendix A. The first delivery is due within 20 days after execution of this Agreement. Each delivery shall be comprised of the following packages: (i) the object code version of the Code and the related Documentation and (ii) the source code and related Documentation in a separate, sealed container. ODI shall have 15 days following each delivery to inspect and accept or reject the Licensed Work.

         3.2 ODI ACCOUNTING. ODI shall maintain accurate records with respect to revenues for Products announced and marketed by ODI and shall pay to Licensor the amounts set forth in Section 4 hereto.

         3.3 ODI DETERMINATION OF MARKETING AND PRICING. Except with respect to promotion of Licensed Works as described in Appendix E, ODI shall have no obligation to promote the Products or to continue any such promotion once commenced. ODI shall retain full discretion with respect to all decisions relating to distribution and marketing of the Products, including the determination to introduce or withdraw a Product, and the terms, conditions, pricing, packaging, trademarks and names of the Products. It is expressly acknowledged that ODI may elect to introduce, distribute, promote, and support a product competitive with the Licensed Works or any Products if ODI in its discretion so elects. Subject to ODI making payments to Licensor pursuant



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to Section 4 hereto, it is understood that ODI may license copies of Products at volume discounts, promotion or special charges, dealer discounts, special bids, and other pricing arrangements and may increase or decrease any prices, charges, or fees relating to any Product without notice to or approval of Licensor.

         3.4 CONTINUING RIGHTS OF LICENSOR. Licensor shall retain ownership of Licensed Works during the Initial Term and, after the Initial Term, shall have the full right to continue to use and market, the version of the Code and Documentation existing upon expiration of the Initial Term and any Releases thereof, provided that such Releases are independently developed by Licensor without the use of ODI Confidential Information.

         3.5 LIMITATIONS UPON LICENSOR. Nothing in this Agreement shall be construed to grant Licensor any right to use any ODI products, trademarks or trade names or refer to ODI in Licensor marketing activities without ODI's prior written consent.

4.       PAYMENTS

         4.1 OBLIGATION OF ODI TO MAKE PAYMENTS. ODI shall pay Licensor as follows:

               (a) In consideration of the Licenses granted in Section 2.1(a) and (b), ODI shall make the payments set forth in Appendix B, Paragraph 2(a) hereto;

               (b) if ODI exercises its option under Section 2.2, ODI shall make the payments set forth in Appendix B, Paragraph 2(c) hereto; and

               (c) in consideration of the Support Services provided by Licensor under Section 7.2, ODI shall make the payments set forth in Appendix B, Paragraph 2(b) hereto.

         4.2 NO ROYALTIES FOR DOCUMENTATION, DEMONSTRATION, OR EDUCATIONAL USE. No amounts shall be payable to Licensor for the rights and licenses granted with respect to Documentation. No royalties shall be payable to Licensor in connection with use in educational activities, trial or evaluation licenses granted to customers and potential customers, demonstration use (including self-running demonstrations) of Code or Products or



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use of Licensor-prepared marketing materials or copy, in all such cases whether by ODI or a Marketing Transferee.

         4.3 WITHHOLDING OF PAYMENTS. In the event Licensor fails to perform its Support Services obligations as set forth in Appendix C or fails to deliver the Licensed Work in accordance with Section 3.1, and does not cure such failure within 15 working days following notice of said failure, ODI is hereby authorized to withhold any payments otherwise due and apply such withheld funds to the costs incurred by reason of such failure of Licensor to perform, including, without limitation, amounts calculated at the rate of US$1000 per 8 hour working day of each ODI engineer so engaged. In such event, ODI shall also be entitled to use of the source code for the Licensed Work pursuant to Section
7.3 below. Such withholding of payments or release of source code shall not depend on whether or not ODI exercises its right to self help under Section 7.3 and shall not be deemed a waiver of rights of ODI to performance or of any other remedy.

         4.4 ENTIRE PAYMENT OBLIGATION OF ODI. The foregoing provisions of this
Section 4 set forth the entire obligation of ODI for payment with respect to work performed by Licensor, Licensed Work delivered by Licensor and rights and licenses granted by Licensor hereunder.

         4.5 OBLIGATION OF LICENSOR TO MAKE PAYMENTS. In consideration of the Support Services that ODI is obligated to provide to certain Licensed Work end users that were granted a license by Licensor prior to the execution of this Agreement, Licensor shall make the payments set forth in Appendix B, Paragraph 5 hereto.

5.       COPYRIGHT NOTICES, REGISTRATION, AND ENFORCEMENT

         5.1 COPYRIGHT NOTICES. Any reproduction of the Licensed Work by either party shall retain all Licensor's copyright notices and other accurate notices contained in the Licensed Work delivered to ODI hereunder.

         5.2 COPYRIGHT REGISTRATION. If the Code or Documentation have not been previously registered in the U.S. Copyright Office, Licensor hereby authorizes ODI or its designee to act as Licensor's agent to so register Licensor's copyrights in the Code, Documentation, or any portion thereof as deemed


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appropriate by ODI in the name of Licensor. Licensor shall also perform all acts necessary to enable ODI to maintain or register such copyright, including the execution of any necessary instruments and documents. In a case where such materials have been previously registered, copies of the registration certificate and the registered material shall be delivered to ODI within 30 days after execution of this Agreement.

         5.3 LICENSOR ACKNOWLEDGMENT. The Documentation will identify Licensor by name and by a black-and-white reproduction of its logo as the original developer of the Licensed Work. The Code "About" window will identify Licensor by name and by a color reproduction of its logo as the original developer of the Licensed Work.

     5.4 ENFORCEMENT OF COPYRIGHT AND PATENTS. Licensor shall fully enforce its rights against infringers of Licensor's copyrights and patents in Licensed Work. A failure to so enforce rights against infringers of such copyrights within a reasonable period of time after appropriate notification, if such failure results in a loss of value of the Licenses granted to ODI herein, shall relieve ODI of it obligation to make payments hereunder unless and until enforcement is thereafter undertaken by Licensor and appropriate enforcement orders and remedies are obtained.

6.       WARRANTIES OF LICENSOR

         6.1 OWNERSHIP; RIGHT TO LICENSE. Licensor represents and warrants to ODI that Licensor is the owner of the Code and Documentation and has full and exclusive right to grant all the licenses and rights granted herein, that the Licensed Work has not been published or disclosed under circumstances that have caused loss of copyright or any trade secret therein, and that the Licensed Work does not infringe any copyright, patent, trade secret, trademark, or other proprietary rights or droit moral or other personal right of any third party.

         6.2 NO INFRINGEMENT CLAIMS. Licensor represents and warrants that no claim, regardless of whether embodied in an action past or present, of infringement of any patent, copyright, trademark, trade secret or other proprietary or personal right, has been made or is pending against Licensor or any entity from which Licensor has obtained such rights relative to the Code and Documentation delivered to ODI hereunder.

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         6.3 CONFORMING TO SPECIFICATIONS. Licensor represents and warrants to
ODI that the Licensed Work delivered hereunder will function on the machines and with the operating systems specified in Appendix A or pursuant to Appendix D hereto, will be substantially free of Errors and will conform in all respects to the specifications and functions set forth in the Documentation and other materials furnished to ODI. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL IMPLIED WARRANTIES AND WARRANTIES ARISING OUT OF CUSTOM OR TRADE USAGE WITH RESPECT TO LICENSED WORK, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

         6.4 NO VIRUSES. Licensor represents and warrants that Licensor has not introduced into the Licensed Work any routines or subroutines which could damage or destroy data or other materials stored on ODI's computer system.

         6.5 SERVICES. Licensor represents and warrants that the services furnished by Licensor under this Agreement will be performed in a manner satisfactory to ODI. Licensor shall re-perform deficient services and ODI shall be entitled to recover the fees paid for services that Licensor fails to provide in a satisfactory manner.

         6.6 CONTINUING WARRANTIES. Each of the representations and warranties made by Licensor herein is a representation as of the date of this Agreement and a continuing warranty thereafter.

7.       OBLIGATIONS OF LICENSOR

         7.1 PREPARATION OF RELEASES. During the Initial Term of this Agreement, Licensor shall continue to develop and maintain Licensed Work in accordance with Appendix C and shall prepare and deliver to ODI Releases in accordance with Appendices A and D. When delivering a Release, Licensor shall deliver to ODI (i) the object code version of the Code and the related Documentation and (ii) the source code thereto and related Documentation in a separate, sealed container.

         7.2 SUPPORT SERVICES. So long as ODI abides by any obligation to pay royalties pursuant to Appendix B, Paragraph 2(b) hereto, Licensor shall, during the Initial Term, provide to ODI Support Services in accordance with the requirements set forth in Appendix C attached hereto.

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         7.3 SELF HELP. In the event that Licensor fails to timely perform its obligations under Sections 7.1 or 7.2, then ODI shall have the option but not the obligation to use the source code delivered to ODI pursuant to Sections 3.1 and 7.1 to perform itself Licensor's obligations. In the event of the expiration of this Agreement or termination of this Agreement pursuant to Section 9.5, ODI shall have the option but not the obligation to use such source code for the purpose of providing support service to the existing customer base and to retain the License described in Section 2.1(b), which License shall be then converted in accordance with Section 2.2(d) hereof.

         7.4 MOST FAVORED LICENSEE. If during the Term of this Agreement Licensor sells, leases, licenses, or otherwise makes available by affirmative act Licensed Work or any material part thereof, to any third party or parties under terms and conditions (including compensation and payment provisions) more favorable than those granted to ODI under this Agreement, then Licensor shall promptly notify ODI thereof in writing and ODI shall have the right to elect the substitution of any or all of such different terms and conditions for those of this Agreement, effective as of the date of availability of such terms and conditions to such third party. If ODI elects such a substitution, this Agreement shall be deemed amended to incorporate such substitution and Licensor shall forthwith pay over to ODI any amounts that have been paid by ODI from the date of such availability that are in excess of the payments required under such substituted terms and conditions.

         7.5 REJECTION IN BANKRUPTCY. In the event that ODI elects to retain its rights in the Products following a rejection of the License or this Agreement in bankruptcy proceedings, immediately, and without the necessity of ODI making any demand or taking other affirmative action whatsoever, Licensor shall forthwith provide to ODI all information, including source code, necessary for ODI to maintain, modify and support Licensed Works, and the License shall include, in addition to the rights granted under Section 2, a non-exclusive, fully paid up, perpetual, royalty-free, worldwide license to use, modify, prepare Derivative Works from, display, disclose to others for purposes of maintenance, and otherwise utilize the Products and Derivative Works thereof, and any and all intellectual property rights in any of the foregoing, as defined in Section 101(35A) of Title 11 of the United States Code.

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         7.6 ATTENDANCE AT MEETINGS. During the Initial Term, representatives of
Licensor shall attend such ODI sales meetings and such other meetings with ODI representatives as the parties shall mutually agree upon. ODI will reimburse Licensor's reasonable lodging, meal and transportation expenses incurred in connection with such meetings, provided that Licensor obtains advance approval of its lodging and transportation arrangements from ODI and refrains from unreasonable meal expenditures.

         7.7 MARKETING INFORMATION. Within 5 working days of the execution of this Agreement, Licensor shall provide to ODI complete lists of all holders of then-current evaluation licenses and all then-current licensees of Licensed Work, as well as current Contact Information regarding all Licensed Work sales leads, sales prospects, evaluation licensees and other licensees and shall cease all sales and marketing activities directed at such licensees. "Contact Information" shall include names, addresses, telephone and fax numbers, email addresses and any documentation of communications between such licensees and Licensor regarding Licensed Work.

8.       INDEMNIFICATION

         8.1 INFRINGEMENT OF PROPRIETARY RIGHTS. Licensor hereby agrees to indemnify and defend ODI, Marketing Transferees and other Product licensees against all claims that Licensed Work infringes any patent, copyright, trademark, trade secrets, droit moral or other proprietary or personal rights of a third party, and Licensor will pay all costs, damages, and attorney fees incurred by ODI or such licensees or arising from or in connection with any such claim. Licensor further agrees to submit to personal jurisdiction in any forum in which ODI or such a licensee may be sued on any claim subject to indemnification.

         8.2 BREACH OF LICENSOR WARRANTIES. Licensor hereby agrees to indemnify and defend ODI and its Marketing Transferees against any claim relating to any material breach of Licensor warranties under Section 6 hereof, or based on material failure by Licensor to perform its Support Services obligations hereunder, and Licensor shall pay all costs, damages, and attorney fees incurred by ODI or a Marketing Transferee or arising from or in connection with any such claim.

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         8.3 CONDITIONS TO INDEMNIFICATION. The provisions of the foregoing indemnities are conditioned on (a) notice to Licensor of the claim or proceeding subject to indemnity; (b) reasonable cooperation by the indemnified party in the defense and settlement of such claim at the expense of Licensor; and (c) prior written approval by the indemnified party of any settlement, which approval shall not be unreasonably withheld.

9.       TERM AND TERMINATION

         9.1 INITIAL TERM. The Initial Term of this Agreement shall commence as of December 1, 1995 and, unless terminated as provided below, shall remain in force until the later of (i) one year from the date of acceptance of the first delivery of Licensed Work or (ii) the parties' written agreement not to pursue the acquisition of Licensor by ODI under Section 9.2. Unless ODI exercises its option pursuant to Section 9.3 below, this Agreement shall expire upon the expiration of the Initial Term.

         9.2 ACQUISITION OF LICENSOR BY ODI. Each party agrees to consider terms proposed by the other party for the acquisition of Licensor by ODI prior to or upon the expiration of the Initial Term.

         9.3 ACQUISITION OF LICENSED WORK BY ODI. If at the end of the Initial Term either (i) the License described in Section 2.1(a) and (b) is exclusive or
(ii) the License described in Section 2.1(a) and (b) is non-exclusive and ODI is Actively Offering the Licensed Product, then ODI may exercise its option to acquire the Licensed Work as specified in Section 2.2 above by giving written notice to Licensor of its exercise of such option upon or prior to expiration of the Initial Term.

         9.4 DISCRETIONARY TERMINATION BY ODI. During the Initial Term only, ODI, at its option, shall have the right to terminate this Agreement with respect to any license or right granted herein at any time. Any such termination shall be made by written notice to Licensor, effective without notice to, or action by, any court.

         9.5 TERMINATION FOR BREACH. During the Initial Term only, either party shall have the right to furnish notice of termination of this Agreement in the event of a material and



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continuing breach by the other party of its obligations hereunder, which breach is not cured within 90 days after delivery written notice identifying the breach. Notice of termination shall become effective 30 days after delivery thereof without notice to, or action by, any court. Timely cure of such breach shall render any notice of termination void.

         9.6 POST-TERMINATION PROVISIONS. In the event of any termination or expiration of the entire Agreement, (a) the provisions of Sections 1, 6, 7.3, 7.5, 8, 9.6, 10 and 12 shall survive as necessary to effectuate their purposes and shall bind the parties and their legal representatives, successors, and assigns; (b) licenses and sublicenses then existing by virtue of rights exercised prior to the effective date of termination or expiration under this Agreement and any payment obligations of ODI with respect thereto shall survive and continue; and (c) licenses and rights to copies of source code conditioned upon expiration or events of termination shall survive and continue.

10.      CONFIDENTIAL INFORMATION

         10.1 ODI CONFIDENTIAL INFORMATION. "ODI Confidential Information" shall mean Code and Documentation disclosed to Licensor by ODI and any other information or material identified as confidential and disclosed to Licensor by ODI during the term of this Agreement. Licensor shall hold all ODI Confidential Information in confidence, shall not use ODI Confidential Information other than for the benefit of ODI during the term of this Agreement and shall not disclose ODI Confidential Information to any third party during the period of seven years after ODI disclosed it to Licensor.

         10.2 LICENSOR CONFIDENTIAL INFORMATION. "Licensor Confidential Information" shall mean source code disclosed to ODI by Licensor during the Initial Term of this Agreement. During the Initial Term, and for a period of seven years thereafter unless ODI shall exercise its option under Section 2.2 pursuant to Section 9.3, ODI shall hold all Licensor Confidential Information in confidence, shall not use Licensor Confidential Information other than pursuant to the terms of this Agreement and shall not disclose Licensor Confidential Information to any third party.


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         10.3 CONFIDENTIALITY OF TERMS. Licensor shall not, without written authorization of ODI, disclose to any third party the terms, conditions or existence of this Agreement except as may be necessary to establish or assert rights hereunder or as required by law; provided, however, that Licensor may, on a confidential basis, disclose this Agreement to its accountants, attorneys, and financing organizations.

11.      FREEDOM OF INDEPENDENT DEVELOPMENT

         During the Initial Term, Licensor shall not independently develop or acquire and market materials or programs that are competitive with the Code or Documentation. Nothing in this Agreement shall be construed as prohibiting or restricting ODI, or, after the Initial Term, Licensor, from independently developing or acquiring and marketing materials or programs that are competitive with the Code or Documentation, provided that such development or acquisition is accomplished without violating the confidentiality and other provisions of this Agreement.

12.      GENERAL

         12.1 ENTIRE AGREEMENT. The provisions of this Agreement, including the Appendices attached hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. Regardless of the existence of a translation into Italian or other language, the English language version of this Agreement shall govern. No amendment or modification of any provision of this Agreement will be effective unless set forth in a writing executed by both parties. The following Appendices may be referenced in the Agreement:

         Appendix A:                Code and Documentation
         Appendix B:                Payment Schedule
         Appendix C:                Support Services
         Appendix D:                Enhancements
         Appendix E:                Marketing VOM

         12.2 ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to a purchaser of, or successor to, substantially all of such party's business and assets related to the performance of this Agreement. In the event of such an authorized assignment, the other party shall be notified of the assignment and the assignee within thirty days thereafter. Any attempted assignment in derogation of the foregoing shall be null and void.

         12.3 AGENTS AND SUBSIDIARIES. The rights and obligations of ODI under this Agreement shall apply to an agent or subsidiary of ODI, provided that such agent or subsidiary is bound by the terms of this Agreement and ODI remains directly responsible for its obligations hereunder.

         12.4 REMEDIES. The remedies of the parties under this Agreement are cumulative and are in addition to all other rights and remedies which either party may have at law, equity or otherwise.

         12.5 FORCE MAJEURE. Neither party shall be held liable for failure to fulfill its obligations hereunder if such failure is due to a natural calamity, act of government, or similar cause beyond the control of such party.

         12.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive law of The Commonwealth of Massachusetts, USA, without regard to its principles of choice of laws or the Convention for International Sale of Goods.

         12.7 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of the Agreement will remain in full force and effect.

         12.8 COMPLIANCE WITH LAWS AND REGULATIONS. Licensor and ODI shall comply with all laws, rules, and regulations of competent public authorities relating to the duties, obligations, and performance under this Agreement and shall procure all licenses and pay all fees and other charges required thereby.

         12.9 JURISDICTION AND VENUE. Licensor and ODI agree to submit to the exclusive jurisdiction and venue of the state and federal courts sitting in the Commonwealth of Massachusetts, USA.

         12.10 NOTICES. Notices given under this Agreement shall be in writing and shall be effective upon receipt if delivered by mail, air courier, fax or hand to the following addresses:

         If to ODI:
         Object Design, Inc.
         25 Mall Road
         Burlington, MA  01803
         Attn: President
         Fax: 617-674-5216

         with a copy to:
         John D. Patterson, Esq.
         Foley, Hoag & Eliot
         One Post Office Square
         Boston, Massachusetts  02109
         Fax: 617-832-7000


         If to Licensor:
         ViVi Software, S.r.l.
         Corso Dogali 10-15
         16136 Genoa, ITALY
         Attn:  President
         Fax:   39-10-213-548

         12.11 COUNTERPARTS. This Agreement may be executed in counterparts.

         IN WITNESS THEREOF, the parties' duly authorized representatives have executed this Agreement under seal:


OBJECT DESIGN, INC.                         VIVI SOFTWARE S.R.L.


By: __________________________              By: __________________________

Its: _________________________              Its: _________________________

                                   Appendix A

                             CODE AND DOCUMENTATION

       1. Code and Documentation. The Code shall include the source code and object code versions of the Licensor's Visual Object Manager (VOM) software program, in conformity with Licensor's product description set forth on Schedule A-1 attached to this Appendix A, as adapted to the platforms and operating systems set forth on Schedule A-2 attached to this Appendix A and in all cases including the bug fixes, modifications and additional features described on Schedule A-3 attached to this Appendix A.

       2. Delivery Schedule. The first delivery under Section 3.1 shall be the Release 1.0 Code and Documentation for Windows 3.1 and Windows NT and shall be delivered by Licensor to ODI no later than 20 days after the execution of this Agreement. The remaining Release 1.0 Code and Documentation shall be delivered in accordance with the delivery schedule set forth in Schedule A- 2 attached to this Appendix A.

       3. Releases. Licensor shall deliver to ODI Release 1.5 Code and Documentation in conformity with the specifications set forth in Schedule A-4 attached to this Appendix A and in accordance with the delivery schedule set forth in Schedule A-2 attached to this Appendix A. Licensor shall thereafter during the Initial Term provide ODI with new Releases of Code and Documentation on a regular basis and keep ODI advised as to its plans for preparation of future Releases. The new Releases will be at least sufficient to keep Licensor's technology compatible with the then-current ObjectStore release on the platforms identified in Schedule A-2.

       4. Documentation. Licensor shall supply all Documentation in a final source code form (MSWord or Framemaker) for each platform. Errors in Documentation reported to Licensor shall be corrected by Licensor in the next Release. Documentation shall be modified by Licensor (a) to ODI's specifications for the initial Licensed Word delivery, which modifications shall consist primarily of changing "ViVi Software" references to "Object Design" and (b) to conform to ODI's standard template for Release 1.5 Documentation.

Attach Schedules A-1 (Licensor's product description), A-2 (delivery schedule), A-3 (modifications including safe mode, default, query behavior and debug mode) and A-4 (Release 1.5 specifications).

                                   Appendix B

                                PAYMENT SCHEDULE



       1. Prepaid Royalty. In consideration of the grant of the Licenses and the Support Services, ODI shall pay Licensor nonrefundable, prepaid license royalties in the amount of US$100,000, to be credited as described in paragraph 4 toward royalties and fees payable under paragraph 2. Such payment shall be due within 30 days of execution of this Agreement.

       2. Royalties and Fees. ODI shall pay the following royalties and fees to Licensor, subject to the recapture provision of paragraph 4 below:

           (a) During the Initial Term only, ODI shall pay Licensor 20% of the License Revenue received by ODI for each copy of a Licensed Work licensed to an end user, with a minimum royalty in an amount determined as follows:

                            Minimum Royalty Per Copy

Copies Licensed
 in Transaction         Windows 3.1          Windows 95 or NT           UNIX

    1                      $127                       $159              $207
  2 to 8                    $84                       $105              $137
 9 or more                 None                       None              None

           (b) During the Initial Term only, ODI shall pay Licensor 33% of the annual maintenance fees received by ODI for Licensed Work maintenance services furnished to end users.

           (c) During the first two twelve-month periods of the Optional Term only, ODI shall pay Licensor 12% of the License Revenue received by ODI for each copy of a Licensed Work or Derivative Work thereof licensed to an end user with a minimum royalty in an amount determined as follows:

                              Minimum Fee Per Copy

Copies Licensed
 in Transaction         Windows 3.1          Windows 95 or NT           UNIX

    1                       $76                        $96              $124
  2 to 8                    $50                        $63              $ 82
 9 or more                 None                       None              None

         During the next twelve-month period of the Optional Term, ODI shall pay Licensor 8% of the License Revenue received by ODI for each copy of a Licensed Work or Derivative Work thereof licensed to an end user with a minimum royalty in an amount determined as follows:

                              Minimum Fee Per Copy

Copies Licensed
 in Transaction         Windows 3.1          Windows 95 or NT           UNIX

    1                       $38                        $48               $62
  2 to 8                    $25                        $32               $41
 9 or more                 None                       None              None

         The aggregate amount payable by ODI to Licensor under this clause (c) shall in no event exceed US$800,000 (the "Maximum Amount"). Upon the earlier to occur of Licensor's receipt of such Maximum Amount or the end of the third twelve-month period of the Optional Term, no further royalties or fees shall be payable by ODI to Licensor under this Agreement.

         3. Royalty and Fee Payment and Calculation Provisions. All royalties and fees shall be calculated in U.S. dollars at the end of each calendar quarter and payable within 60 days of the end of each calendar quarter.

         In each of the foregoing cases, the stated minimum royalty or fee shall be proportionally reduced to reflect any portion of the gross license fee paid by the end user that is retained by a third party or paid by ODI to a third party in connection with the distribution of the Products.

         If a Licensed Work is licensed with other products, License Revenue shall be calculated only upon the License Revenue for the Licensed Work.

         If a Licensed Work is licensed with other products in a transaction in which no separate license fee is stated with respect to the Licensed Work, License Revenue shall be calculated upon the assumption that each Licensed Work so licensed was subject to the same percentage discount from its applicable single-unit U.S. list price.

         In the case of sales of pre-paid licenses that do not identify specific quantities of products, License Revenue shall be determined only when the Licensed Work is shipped to the customer and the applicable license fee is charged against the pre-paid license fee.

         4. Recapture of Prepaid License Royalties. With respect to royalties and fees payable on License Revenues under paragraph 2 above, 50% of the amounts so payable shall be retained by ODI and shall be credited toward prepaid license royalties paid by ODI to Licensor under paragraph 1 above, until the amount so retained equals the US$100,000 total amount of such prepaid license royalties.

         5. Support Services Payment to ODI. In consideration of the Front-line support provided by ODI as set forth in Appendix C, Licensor shall pay to ODI the amount of US$150 for each Licensed Work end user that (a) was granted a license by Licensor prior to the execution of this Agreement and identified by Licensor pursuant to Section 7.7 and (b) is entitled to receive Front-line support from ODI pursuant to Appendix C, Paragraph 1(a) and (b). Such payment shall be due within 30 days of execution of this Agreement and shall be nonrefundable.

         6. Unbundled Items. ODI shall offer Licensed Work as a separate item on its product and price lists. However, the parties acknowledge that it may be beneficial to bundle Licensed Work in the future. If either party wishes to have ODI offer Licensed Work embedded in, or as a component of, its ObjectStore database product, then the parties agree to negotiate the terms of an agreement authorizing ODI's distribution of such a product.

                                   Appendix C

                                SUPPORT SERVICES


         1. ODI Support. ODI shall provide Front-line support to its end user licensees of the Licensed Work and, in consideration of payment by Licensor pursuant to Appendix B, to such other end user licensees as are identified by Licensor pursuant to Section 7.7, provided that such other end user licensees
(a) agree to ODI's standard terms for such support and (b) upgrade to the Licensed Work delivered to ODI pursuant to Section 3.1. Front-line support by ODI shall include, but not be limited to the following:

               i. Validating that the end user is a current Licensed Work licensee and has paid the applicable maintenance fee; and

               ii. Handling end user questions related to the functionality, benefits, use and installation of the Licensed Work; and

               iii. Establishing a database which contains all of the Licensed Work problems that have been reported to ODI, as well as those which were diagnosed as valid product or documentation Errors and, if an Error correction has been made available, a description of the Error correction and how to apply it to the end user's system; and

               iv.   Attempting to recreate the reported problem; and

               v. Creating and executing test cases relevant to the reported problem; and

               vi. Communicating known Errors and Error corrections to end users; and

               vii. End user acknowledgement of a reported problem based upon the criteria described in Paragraph 4, "Problem Resolution Policy"; and

               viii. Working directly with end users to perform an analysis of the reported problem; the results of which are a "Problem Determination." Such Problem Determination shall include, on a reasonable effort basis, the explicit identification of a Licensed Work defect and the technical rationale for making such determination of a Licensed Work defect rather than an ODI product defect; and

               ix. Communicating the results and methodology of the problem analysis to Licensor when the problem has been determined to be caused by a Licensed Work defect; and

               x. Communicating directly with the end user to provide the results of Licensor's Back-up efforts, as applicable.

         2. Licensor Support. In consideration of the royalty paid by ODI pursuant to Paragraph 2(b) of Appendix B, Licensor shall provide the Support Services described below during the Initial Term. After such date, if ODI elects to continue Support Services, ODI shall pay to Licensor the support services fees and royalties mutually agreed upon by the parties.

         (a) Licensor shall perform the following aspects of Front-line support to end users during the Initial Term:

               i. Creation and execution of the test cases relevant to the end user reported problem when an end user, or ODI, is unable to reproduce the problem independently; and

               ii. Working directly with the end user to perform an analysis of the reported problem; the results of which are a Problem Determination, when ODI has tried, but failed to perform a Problem Determination; and

               iii. Communicating directly with the end user to provide the results of Licensor's Back-up support efforts when Licensor has become involved, and ODI has failed to perform Problem Determination.

         (b) Licensor shall also perform Back-up support during the Initial Term, which shall include but not be limited to the following:

               i. Communicating with ODI Front-line support personnel in order to effectively understand the reported customer problem; such communication may occur by telephone, fax and/or email; and

               ii. Creation of an Error correction to the source code if the problem reported is found to be a valid defect in the Licensed Work; and

               iii. Integration of all such Error corrections into the next Release of the Licensed Work; and

               iv. Communicating the results of the Licensor effort to recreate the end user problem(s) and the means by which it is corrected (e.g. program patches for high severity (0 and 1) defects) and/or may be circumvented (work-around) to ODI's Front-line support personnel and/or the end user as appropriate; and

               v. Delivery to ODI of a debug version of Code for each Release, which will enable ODI to perform the Front-line support described in the above Paragraph 1, clauses iv, v, vi and ix.

         3. Problem Severity Level Description. The following severity level descriptions will be used by ODI to record each end user problem reported to ODI's Hot-Line support personnel and, if required to report the problem to Licensor's Back-up support personnel if Licensor's support is necessary for problem determination and/or resolution:

         - Severity 0 - Fatal:

              - Reported problem is preventing all useful work from being performed.

         - Severity 1 - Severe Impact:

              - Problem is disabling major functions required to do productive work, and no reasonable workarounds are known.

         - Severity 2 - Degraded Operations:

              - Report problem is disabling specific, nonessential functions, or more serious problems; workarounds are known and made available.

         - Severity 3 - Minimal Impact:

              - Suggestion for improvement, or a cosmetic problem, with no immediate consequence.


         4. Problem Resolution Policy. Licensor shall use its best efforts to correct all Errors identified by ODI in the Licensed
Work in accordance with the following policy:

         - Severity 0 - Fatal
              -   Acknowledgement: less than 1 hour
              - Work around/temporary fix: constant effort until fixed
              -   Final fix, update, or new release: less than 28 days
              -   end user communication: constant

         - Severity 1 - Severe Impact
              -   Acknowledgement: less than 4 hours
              -   Work around/temporary fix: less than 3 days
              -   Final fix, update, or new release: less than 28 days
              - end user communication: each 4 hours until acknowledged

         - Severity 2 - Degraded Operations
              -   Acknowledgement: less than 24 hours
              -   Work around/temporary fix: less than 9 days
              -   Final fix, update, or new release: less than 58 days
              - end user communication: once daily until acknowledged

         - Severity 3 - Minimal Impact
              -   Acknowledgement: less than 48 hours
              -   Work around/temporary fix: N/A
              -   Final fix, update, or new release: less than 88 days
              - end user communication: once daily until acknowledged

NOTE: Resolution times for temporary and final fixes assume the receipt of a reproducible cause of a problem from the end user and/or ODI Front-line personnel.

                                   Appendix D


                                  ENHANCEMENTS


         From time to time either party may propose an improvement to or enhancement of the Licensed Work that is not described in Appendix A. If the parties agree upon the terms and conditions, including price and delivery schedule, under which such work will be performed, then Licensor shall perform such work and such work will become Enhancements.

                                   Appendix E

                             MARKETING LICENSED WORK

         ODI shall have the right but not the obligation to market and distribute the Licensed Work in such matter as it may choose, including but not limited to:

         1. Manufacturing: duplicate and label media; print and bind all documentation; print and assemble product packaging; and maintain adequate inventory stock to meet customer demand.

         2. Marketing: produce and print product collateral meeting ODI's corporate collateral standards; undertaking the marketing of the Licensed Work to the installed base of ObjectStore customers; and market the Licensed Work to prospective new ObjectStore customers by such means and at such level of efforts as determined solely by ODI.

         3. Sales: sell the Licensed Work through all available channels of distribution, including (but not limited to) direct ODI sales representatives, authorized ObjectStore distributors, VARs, Systems Integrators and other channels as deemed necessary.

         4. Product Management: maintain a prioritized list of product requirements in order to guide the development of future releases.